EXHIBIT 99.1

ARIAD Presents Expanded Efficacy Data On AP23573, Novel mTOR Inhibitor, In Phase 2 Advanced Sarcoma Cancer Trial

     VENICE, Italy and CAMBRIDGE, Mass.--(BUSINESS WIRE)--Nov. 2, 2006--ARIAD Pharmaceuticals, Inc. (NASDAQ: ARIA) today announced additional positive efficacy data on AP23573 - its novel mTOR inhibitor - from further analysis of its ongoing Phase 2 trial of AP23573 in patients with metastatic and/or unresectable bone and soft-tissue sarcomas. The expanded analysis focuses on the 61 patients with an AP23573 clinical-benefit response - the primary end-point of the 212-patient trial - and its relation to progression-free survival.

     Patients with an AP23573 clinical-benefit response (CBR) - tumor regression or disease stabilization - had a progression-free survival (PFS) rate at six months of 70% and a median PFS of 36 weeks. The PFS rate in this patient subset was nearly triple that of the overall trial population (vs. 24%), and the median PFS was approximately 21 weeks longer than that of the overall trial population (vs. 15 weeks). These data show that CBR is a clinically useful surrogate for PFS in this difficult-to-treat patient population.

     "These results provide further evidence of the beneficial effects of AP23573 in patients with advanced sarcomas and demonstrate that the clinical-benefit responses achieved with AP23573 in this patient population led to clinically meaningful prolongation of progression-free survival," said Harvey
J. Berger, M.D., chairman and chief executive officer of ARIAD. "We are moving rapidly to launch our randomized, worldwide Phase 3 clinical trial of oral AP23573 in patients with advanced sarcomas."

     These results are being presented by Dr. Sant Chawla, co-principal investigator of the study, at the 12th Annual Connective Tissue Oncology Society
(CTOS) Meeting in Venice, Italy, November 2 to 4, 2006.

     Camille L. Bedrosian, M.D., chief medical officer of ARIAD, added, "the data from the expanded analysis of the Phase 2 trial further support our Phase 3 trial strategy which focuses on advanced sarcoma patients who have experienced a favorable response to prior chemotherapy and have stable disease. We believe this patient population has the greatest likelihood of achieving sustained clinical benefit from treatment with a new molecularly targeted agent such as AP23573."

     Advanced Sarcoma Phase 2 Trial Design and Results

     Earlier this year, at the American Society of Clinical Oncology annual meeting, ARIAD announced that AP23573 demonstrated efficacy and was well tolerated as a single agent in this multi-center Phase 2 trial of patients with advanced sarcomas, at least 90% of whom had progressive disease. The efficacy of AP23573 was evaluated using two closely related measures of disease progression:
CBR (characterized as tumor regression - complete or partial response - or disease stabilization for at least four cycles by RECIST guidelines), and PFS (reported as the six-month rate and the median duration). The primary end-point of the trial - evidenced by CBR rates - was achieved in the three most prevalent types of sarcoma (i.e., bone sarcoma, leiomyosarcoma and liposarcoma), and treatment with AP23573 more than doubled PFS when compared to historical control data from the European Organization for Research and Treatment of Cancer (EORTC).

     About AP23573

     ARIAD's lead product candidate, AP23573, is a novel small-molecule inhibitor of the protein mTOR, a "master switch" in cancer cells. Blocking mTOR creates a starvation-like effect in cancer cells by interfering with cell growth, division, metabolism, and angiogenesis. AP23573 is currently in Phase 1 and 2 clinical trials in patients with solid tumors and hematologic cancers. AP23573 has been designated both as a fast-track product and an orphan drug by the U.S. Food and Drug Administration and as an orphan drug by the European Medicines Agency for the treatment of soft-tissue and bone sarcomas. In addition to its program in oncology, ARIAD is collaborating with Medinol Ltd to develop stents and other medical devices that deliver AP23573 to prevent reblockage at sites of vascular injury following stent-assisted angioplasty.

     About ARIAD

     ARIAD is engaged in the discovery and development of breakthrough medicines to treat cancer by regulating cell signaling with small molecules. The Company is developing a comprehensive approach to patients with cancer that addresses the greatest medical need - aggressive and advanced-stage cancers for which current treatments are inadequate. Medinol Ltd. also is developing stents and other medical devices that deliver ARIAD's lead cancer product candidate to prevent reblockage at sites of vascular injury following stent-assisted angioplasty. ARIAD has an exclusive license to pioneering technology and patents related to certain NF-(kappa)B treatment methods, and the discovery and development of drugs to regulate NF-(kappa)B cell-signaling activity, which may be useful in treating certain diseases. Additional information about ARIAD can be found on the web at http://www.ariad.com.

     Some of the matters discussed herein are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are identified by the use of words such as "may", "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such statements are based on management's expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such forward-looking statements. These risks include, but are not limited to, risks and uncertainties regarding our ability to accurately estimate the timing and actual R&D expenses and other costs associated with the preclinical and clinical development and manufacture of our product candidates, the adequacy of our capital resources and the availability of additional funding, risks and uncertainties regarding our ability to manufacture or have manufactured our product candidates on a commercial scale, risks and uncertainties regarding our ability to successfully recruit centers, enroll patients and conduct clinical studies of product candidates including our Phase 3 clinical trial in advanced sarcomas referred to in this press release, risks and uncertainties that clinical trial results at any phase of development, including those described in this press release, may be adverse or may not be predictive of future results or lead to regulatory approval of any of our or any partner's product candidates, risks and uncertainties of third-party intellectual property claims relating to our and any partner's product candidates, risks and uncertainties related to the potential acquisition of or other strategic transaction regarding the minority stockholders' interests in our 80%-owned subsidiary, ARIAD Gene Therapeutics, Inc., and risks and uncertainties relating to regulatory oversight, the timing, scope, cost and outcome of legal and patent office proceedings, litigation, prosecution and re-examination proceedings concerning our NF-(kappa)B patent portfolio, future capital needs, key employees, dependence on collaborators and manufacturers, markets, economic conditions, products, services, prices, reimbursement rates, competition and other factors detailed in the Company's public filings with the Securities and Exchange Commission (SEC), including ARIAD's Annual Report on Form 10-K for the fiscal year ended December 31, 2005, as updated from time to time in our subsequent periodic and current reports filed with the SEC. The information contained in this document is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company's expectations, except as required by law.


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